SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               Hagler Bailly, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                                54-1759180
--------------------------                  -------------------
(State of incorporation or                   (I.R.S. Employer
      organization)                         Identification No.)


           1530 Wilson Boulevard, Suite 900, Arlington, VA     22209
           -----------------------------------------------   ----------
             (Address of principal executive offices)        (zip code)




If this form relates to the                     If this form relates to the
registration of a class of                      registration of a class of
debt securities and is                          debt securities and is to
effective upon filing pursuant                  become effective
to General Instruction A(c)(1)                  simultaneously with the
please check to the following                   effectiveness of a concurrent
box.  / /                                       registration statement under
                                                the Securities Act of
                                                1933 pursuant to
                                                General Instruction
                                                A(c)(2) please check
                                                the following box. / /

Securities to be registered pursuant to Section 12(b) of the Act:
                                None.


Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, par value $.01
                          ----------------------------
                                (Title of class)

Item 1. Description of Registrant's Securities To Be
        Registered.

                  Registrant's Common Stock, par value $.01, is described under the caption "Description of Capital Stock - Common Stock" at page 49 of the Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on February 20, 1997 (the "Registration Statement"). A copy of page 49 of the Registration Statement is filed herewith and the description of the Common Stock is incorporated herein by reference.

Item 2. Exhibits.


 Exhibit                           Description
 -------                           -----------
    1                 Amended and Restated Articles of
                      Incorporation of Hagler Bailly, Inc.
                      (Incorporated by reference to Exhibit 3.1 of the Registration Statement).
    2                 Amended and Restated Bylaws of Hagler
                      Bailly, Inc. (Incorporated by reference to Exhibit 3.2 of the Registration Statement).
    3 Specimen Common Stock Certificate of Hagler Bailly, Inc. (Incorporated by reference to Exhibit 4.1 of the Registration Statement).
    4 Portion of page 49 of the Registration Statement containing the section entitled "Description of Securities - Common Stock."


                                    SIGNATURE

               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    HAGLER BAILLY, INC.


Date: February  20, 1997            By:  /s/ Henri-Claude Bailly
      ------------------               -------------------------
                                       Henri-Claude A. Bailly
                                       President and Chief
                                       Executive Officer

                                  Exhibit Index

Exhibit
Number              Description                                 Page
-------             -----------                                 ----
1.       Amended and Restated Articles of
         Incorporation of Hagler Bailly, Inc.
         (Incorporated by reference to Exhibit
         3.1 of the Registration Statement).

2.       Amended and Restated Bylaws of Hagler
         Bailly, Inc. (Incorporated by reference to Exhibit 3.2 of the Registration
         Statement).

3.       Specimen Common Stock Certificate of
         Hagler Bailly, Inc. (Incorporated by
         reference to Exhibit 4.1 of the
         Registration Statement).

4.       Portion of page 49 of the Registration                    4
         Statement containing the section entitled
         "Description of Securities - Common Stock."

                                                                       Exhibit 4

                          DESCRIPTION OF CAPITAL STOCK


General

         The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Prior to the consummation of the Offering, the Company will have outstanding 5,041,663 shares of Common Stock and no shares of Preferred Stock. Upon completion of the Offering, the Company will have outstanding 7,541,663 shares of Common Stock and no shares of Preferred Stock. As of February 10, 1997, there were 22 record holders of Common Stock.

Common Stock

         Holders of Common Stock are entitled to one vote per share for the election of directors and all other matters submitted for stockholder vote, except matters submitted to the vote of another class or series of shares. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voting for the election of directors can elect all of the directors if they choose to do so. The holders of Common Stock are entitled to dividends in such amounts and at such times, if any, as may be declared by the Board of Directors out of funds legally available therefor. The Company has not paid any dividends on its Common Stock and does not anticipate paying any cash dividends on such stock in the foreseeable future. See "Dividend Policy." Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payments to creditors. The Common Stock is not redeemable and has no preemptive or conversion rights.

         The rights of the holders of Common Stock are subject to the rights of the holders of any Preferred Stock which may, in the future, be issued. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company in this offering when issued will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

         Upon or after the closing of the Offering, the Company will have the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix and determine the relative rights, preferences and limitations of each class or series so authorized without any further vote or action by the stockholders. The Board of Directors may issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock and have the effect of delaying or preventing a change in the control of the Company. As of the date of this Prospectus, no shares of Preferred Stock are outstanding. The Company has no current intention to issue any shares of Preferred Stock.